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Exhibit 4.13

[eCollege Letterhead]

August 15, 2003

Oakleigh Thorne
Blumenstein/Thorne Information Partners I, L.P.
PO Box 871
Lake Forest, IL 60045

Re: eCollege.com Registration Agreement

Dear Mr. Thorne:

        Reference is made to that certain Stock Purchase Agreements dated as of August 13, 2003 (the "Stock Purchase Agreements"), among eCollege.com, a Delaware corporation (the "Company"), and the investors listed therein (the "New Investors"), pursuant to which the Company has agreed to sell, and the New Investors have agreed to buy approximately, 2,900,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"). Under the terms of the Stock Purchase Agreements, the Company has also agreed to register the Common Stock sold to the New Investors under the Securities Act of 1933, as amended (the "Securities Act"), by filing a Form S-3 Registration Statement (the "Form S-3") with the Securities and Exchange Commission.

        The Company respectfully requests that Blumenstein/Thorne Information Partners I, L.P. (the "Investor"), in exchange for the extension of the term of the Registration Agreement (as defined below) as described below, hereby: (i) waives its piggyback registration rights granted under Section 2.A. of that certain Registration Agreement dated September, 2000 (the "Registration Agreement"), between the Company and the Investor, with respect to the filing of the Form S-3 and any amendments thereto; and (ii) waives the Company's obligation to comply with Section 8.A. of the Registration Agreement to the extent that the registration rights granted under the Stock Purchase Agreements violate Section 8.A. of the Registration Agreement.

        In exchange for the Investor's waiver of the matters referenced above, the Company hereby agrees to amend the Registration Agreement to extend the term thereof until September 1, 2005. The amendment to the Registration Agreement shall be effective upon the Investor's acceptance of this Letter Agreement. Except as shall be explicitly amended by Investor's acceptance of this Letter Agreement, all of the terms and conditions of the Registration Agreement shall remain in full force and effect.

        To acknowledge the Investor's waiver of the matters referenced above, please sign both of the copies provided, retaining one copy for the Investor's files and returning the other executed copy to the Company.

        This Letter Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law.

        This Letter Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

Sincerely,
ECOLLEGE.COM
By:	/s/ DOUG KELSALL EVP Doug Kelsall, Executive Vice President
ACCEPTED and AGREED TO this 15th day of August, 2003, by:
BLUMENSTEIN/THORNE INFORMATION PARTNERS I, L.P.
By:	Blumenstein/Thorne Information Partners, LLC, as General Partner
By:	/s/ OAKLEIGH THORNE
	Name:	Oakleigh Thorne
	Title:	Co-President

[Signature page to Letter Agreement]

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  Exhibit 4.13